EXHIBIT 99.1

November 4, 2013

FOR IMMEDIATE RELEASE

Investor Contact: Mark Warren (205) 298-3220

Media Contact: David Donaldson (205) 298-3220

VULCAN ANNOUNCES THIRD QUARTER 2013 RESULTS

Diluted EPS from Continuing Operations Improved to $0.32

Gross Profit Margin Up 200 Basis Points

Birmingham, Alabama – November 4, 2013 – Vulcan Materials Company (NYSE:VMC), the nation’s largest producer of construction aggregates, today announced results for the third quarter ending September 30, 2013.

Third Quarter Summary

•	Net sales increased $88 million, or 13 percent, versus the prior year’s third quarter.
•	Gross profit improved $32 million, or 25 percent, from the prior year.
•	Each major product line realized growth in unit shipments from the prior year, due mostly to continued improvement in private construction.
o	Aggregates shipments increased 9 percent.
o	Volumes in ready-mixed concrete and cement increased 17 percent and 10 percent, respectively.
o	Asphalt mix volumes increased 4 percent.
•	Aggregates gross profit increased $25 million and gross profit margin increased 130 basis points.
•	Earnings from continuing operations were $42 million, or $0.32 per diluted share, versus $16 million, or $0.12 per diluted share, in the prior year.
•	EBITDA was $180 million, an increase of $39 million, or 27 percent, compared to the third quarter of last year. Cash earnings were $126 million, an increase of $41 million. Results from the current year’s third quarter include a $9 million pretax gain on sale of reclaimed real estate.

Don James, Chairman and Chief Executive Officer, said, “Our third quarter results reflect the continued recovery of our markets and the benefits of the Company’s powerful earnings leverage. A 9 percent increase in aggregates volume helped drive a 20 percent increase in aggregates gross profit. In the third quarter, cash gross profit per ton of aggregates increased to $4.83 per ton, our highest quarterly unit profitability in more than four years. As a result, cash gross profit per ton on a trailing twelve month basis now is 26 percent higher than at the prior peak level of shipments, setting the stage for better earnings leverage in this cycle. Pricing continues to benefit from an improving demand outlook and we are realizing price improvements across most of our markets. Demand for our products continues to benefit from recovery in private construction activity, particularly residential construction, in many of our key markets. Growth in residential construction activity, and its traditional follow-on impact on private nonresidential construction, continues to underpin our expectations for future volume growth and earnings improvement.”

November 4, 2013

FOR IMMEDIATE RELEASE

Commentary on Third Quarter 2013 Segment Results

Aggregates segment gross profit was $150 million, a $25 million increase from the prior year. This earnings improvement was due to volume growth in virtually all our markets and broad-based pricing gains. Aggregates shipments increased 9 percent compared to the prior year. On a same store basis, aggregates shipments increased 10 percent. Many markets realized double-digit volume growth including a number of the Company’s key markets. Strong private construction demand in Florida led to an increase in shipments of more than 35 percent versus last year’s third quarter. Shipments in Texas also benefited from stronger demand, particularly large industrial projects, increasing nearly 30 percent versus the prior year. Increased private construction activity also benefited aggregates shipments in other key markets. Arizona, California, Georgia and North Carolina each increased more than 14 percent. Overall, freight-adjusted aggregates prices increased more than 2 percent compared to the prior year. In most markets we realized positive price growth versus the prior year with year-over-year price improvements ranging from low to mid-single digits.

In the third quarter, aggregates sales volumes exceeded production levels, lowering segment gross profit approximately $6 million. Additionally, cost of sales increased $2 million due to increased freight and distribution costs resulting from higher growth in shipments from sales yards along the Gulf Coast. Our current inventory levels provide opportunity for higher production levels and greater efficiencies as demand continues to improve.

Each of the non-aggregates segments also benefited from volume growth and price improvement, leading to a $7 million overall improvement in gross profit compared to the prior year. Concrete shipments and pricing increased in each of the Company’s markets versus the prior year. Overall, concrete shipments increased 17 percent from the prior year and segment gross profit improved $5 million. Asphalt segment gross profit increased 24 percent from the prior year, benefitting from better materials margins and a 4 percent increase in asphalt mix shipments. Cement segment gross profit approximated the prior year.

2013 Outlook

Regarding the Company’s outlook, Mr. James stated, “Through the first nine months of 2013, segment gross profit and margins improved in all major product lines, leading to 180 basis points of margin expansion overall. This improvement was driven by higher volumes and pricing in most major products. Despite a challenging first half of the year due to wet weather, aggregates shipments were up 3 percent through the first nine months of 2013, excluding the effects of the divestiture of our Wisconsin aggregates operations as well as acquisitions in Texas and Georgia completed earlier this year. This year-to-date growth in aggregates demand is in-line with our expectations at the beginning of the year and is driven by improved private construction activity, particularly in several of our key states, including Arizona, California, Florida, Georgia and Texas. Through the first nine months of the year, aggregates shipments in these five states combined were up more than 16 percent. Looking ahead, these states have accounted for more than one-third of all U.S. housing starts in the trailing twelve months ending September and 80 percent of contract awards for all U.S. private nonresidential buildings, measured in square feet, during the same period. As a result, we believe the outlook for volume growth in these key states should continue and help offset the impact of several large highway and industrial projects that have now been deferred into the first half of 2014.

Mr. James continued, “As we look at the projects that could impact our aggregates volumes for the remainder of the year and into 2014, we continue to see a disproportionately greater number of large highway and industrial projects. The timing of shipments to these projects remains difficult to predict. New highway projects, as measured by trailing twelve month contract awards, increased 7 percent versus the prior year’s level – the third consecutive quarter with an increase. The large increase in TIFIA funding contained in last year’s highway bill should also positively impact future demand.

November 4, 2013

FOR IMMEDIATE RELEASE

“Year-to-date, aggregates volumes are up more than 2 percent and pricing has increased more than 3 percent with virtually all markets realizing price growth versus the prior year. Assuming normal weather patterns, we expect these year-over-year growth trends to continue in the fourth quarter.

“In our non-aggregates businesses, overall segment gross profit has improved $24 million through the first nine months of 2013. All three segments have reported improved gross profit and we expect each to report full year growth in 2013. Asphalt materials margin increased throughout 2012 and continued to improve in 2013, due mostly to lower liquid asphalt costs. Full year concrete volumes and materials margin are expected to improve in 2013 as housing and private construction continue to recover in key states. Concrete volumes in the first nine months of 2013 increased 13 percent versus the prior year due in part to increased private construction activity in Florida, where volumes have increased more than 20 percent. We expect increased private construction activity to continue leading to improved unit profitability in the Concrete segment. Cement earnings should improve in 2013 due primarily to lower production costs.

“We continue to expect full year Selling, Administrative and General expenses to be flat to slightly down as compared to the prior year. Year-to-date, controllable costs are down versus the prior year as we continue to tightly manage expenditures.

“We remain focused on our strategic initiatives to enhance our leading aggregates reserves positions in attractive markets. Year-to-date, we have divested certain assets in lower margin, lower growth markets in the Midwest and have added aggregates reserves and operations in attractive markets in Texas and Georgia. Going forward, we will continue to look for opportunities to further enhance our strategic coast-to-coast footprint.

“We have reduced debt $289 million in the last twelve months and we remain committed to strengthening our balance sheet, unlocking capital for more productive uses, improving our operating results and creating value for shareholders.”

Conference Call

Vulcan will host a conference call at 10:00 a.m. CT on November 4, 2013. Investors and other interested parties can access the live webcast via the Company’s website at www.vulcanmaterials.com. To participate by phone within the U.S., call 855-877-0343 approximately 10 minutes before the scheduled start. International participants can dial 678-509-8772. The access code is 88948590. The webcast will be recorded and available for replay at the Company’s website approximately two hours after the call.

Vulcan Materials Company, a member of the S&P 500 Index, is the nation's largest producer of construction aggregates, a major producer of asphalt mix and concrete and a leading producer of cement in Florida.

FORWARD-LOOKING STATEMENT DISCLAIMER

This document contains forward-looking statements.  Statements that are not historical fact, including statements about Vulcan's beliefs and expectations, are forward-looking statements. Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings (including EBITDA and other measures), dividend policy, shipment volumes, pricing, levels of capital expenditures, intended cost reductions and cost savings, anticipated profit improvements and/or planned divestitures and asset sales. These forward-looking statements are sometimes identified by the use of terms and phrases such as "believe," "should," "would," "expect," "project," "estimate," "anticipate," "intend," "plan," "will," "can," "may" or similar expressions elsewhere in this document.  These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports Vulcan periodically files with the SEC.

November 4, 2013

FOR IMMEDIATE RELEASE

Forward-looking statements are not guarantees of future performance and actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements. The following risks related to Vulcan's business, among others, could cause actual results to differ materially from those described in the forward-looking statements: risks that Vulcan's intentions, plans and results with respect to cost reductions, profit enhancements and asset sales, as well as streamlining and other strategic actions adopted by Vulcan, will not be able to be realized to the desired degree or within the desired time period and that the results thereof will differ from those anticipated or desired; uncertainties as to the timing and valuations that may be realized or attainable with respect to planned asset sales; those associated with general economic and business conditions; the timing and amount of federal, state and local funding for infrastructure; the effects of the sequestration on demand for our products in markets that may be subject to decreases in federal spending; changes in Vulcan’s effective tax rate; the increasing reliance on technology infrastructure for Vulcan’s ticketing, procurement, financial statements and other processes could adversely affect operations in the event such infrastructure does not work as intended or experiences technical difficulties; the impact of the state of the global economy on Vulcan’s businesses and financial condition and access to capital markets; changes in the level of spending for private residential and private nonresidential construction; the highly competitive nature of the construction materials industry; the impact of future regulatory or legislative actions; the outcome of pending legal proceedings; pricing of Vulcan's products; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; the amount of long-term debt and interest expense incurred by Vulcan; changes in interest rates; the impact of Vulcan's below investment grade debt rating on Vulcan's cost of capital; volatility in pension plan asset values and liabilities which may require cash contributions to the pension plans; the impact of environmental clean-up costs and other liabilities relating to previously divested businesses; Vulcan's ability to secure and permit aggregates reserves in strategically located areas; Vulcan's ability to manage and successfully integrate acquisitions; the potential of goodwill or long-lived asset impairment; the potential impact of future legislation or regulations relating to climate change or greenhouse gas emissions or the definition of minerals; and other assumptions, risks and uncertainties detailed from time to time in the reports filed by Vulcan with the SEC. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.  Vulcan disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law.

 Table A

Vulcan Materials Company

and Subsidiary Companies

	(Amounts and shares in thousands, except per share data)
	Three Months Ended		Nine Months Ended
Consolidated Statements of Earnings	September 30		September 30
(Condensed and unaudited)	2013	2012	2013	2012
Net sales	$775,183	$687,616	$1,975,814	$1,836,357
Delivery revenues	38,385	41,245	114,649	122,522
Total revenues	813,568	728,861	2,090,463	1,958,879
Cost of goods sold	616,200	560,693	1,666,281	1,581,537
Delivery costs	38,385	41,245	114,649	122,522
Cost of revenues	654,585	601,938	1,780,930	1,704,059
Gross profit	158,983	126,923	309,533	254,820
Selling, administrative and general expenses	65,854	65,441	195,411	192,267
Gain on sale of property, plant & equipment
and businesses, net	9,350	2,009	36,869	21,687
Restructuring charges	-	(3,056)	(1,509)	(9,018)
Exchange offer costs	-	(1,206)	-	(43,331)
Other operating expense, net	(2,712)	(3,363)	(12,907)	(2,642)
Operating earnings	99,767	55,866	136,575	29,249
Other nonoperating income, net	2,310	1,806	4,968	4,196
Interest expense, net	49,134	53,043	152,757	158,997
Earnings (loss) from continuing operations
before income taxes	52,943	4,629	(11,214)	(125,552)
Provision for (benefit from) income taxes	10,793	(10,992)	(21,874)	(67,138)
Earnings (loss) from continuing operations	42,150	15,621	10,660	(58,414)
Earnings (loss) on discontinued operations, net of taxes	(787)	(1,361)	4,640	2,338
Net earnings (loss)	$41,363	$14,260	$15,300	$(56,076)
Basic earnings (loss) per share
Continuing operations	$0.32	$0.12	$0.08	$(0.45)
Discontinued operations	$0.00	$(0.01)	$0.04	$0.02
Net earnings (loss)	$0.32	$0.11	$0.12	$(0.43)

Diluted earnings (loss) per share
Continuing operations	$0.32	$0.12	$0.08	$(0.45)
Discontinued operations	$(0.01)	$(0.01)	$0.04	$0.02
Net earnings (loss)	$0.31	$0.11	$0.12	$(0.43)

Weighted-average common shares outstanding
Basic	130,266	129,753	130,234	129,674
Assuming dilution	131,320	130,215	131,368	129,674
Dividends declared per share	$0.01	$0.01	$0.03	$0.03
Depreciation, depletion, accretion and amortization	$78,320	$84,108	$230,877	$253,391
Effective tax rate from continuing operations	20.4%	NMF	195.1%	53.5%

Table B

Vulcan Materials Company

and Subsidiary Companies

	(Amounts in thousands, except per share data)
Consolidated Balance Sheets	September 30	December 31	September 30
(Condensed and unaudited)	2013	2012	2012
Assets
Cash and cash equivalents	$245,813	$275,478	$243,126
Accounts and notes receivable
Accounts and notes receivable, gross	450,642	303,178	403,520
Less: Allowance for doubtful accounts	(5,412)	(6,198)	(6,106)
Accounts and notes receivable, net	445,230	296,980	397,414
Inventories
Finished products	255,047	262,886	263,893
Raw materials	29,480	27,758	28,221
Products in process	6,385	5,963	6,209
Operating supplies and other	37,267	38,415	38,655
Inventories	328,179	335,022	336,978
Current deferred income taxes	39,326	40,696	45,353
Prepaid expenses	31,854	21,713	26,384
Assets held for sale	10,559	15,083	-
Total current assets	1,100,961	984,972	1,049,255
Investments and long-term receivables	43,275	42,081	42,226
Property, plant & equipment
Property, plant & equipment, cost	6,792,470	6,666,617	6,690,448
Reserve for depreciation, depletion & amortization	(3,578,010)	(3,507,432)	(3,477,496)
Property, plant & equipment, net	3,214,460	3,159,185	3,212,952
Goodwill	3,081,521	3,086,716	3,086,716
Other intangible assets, net	697,655	692,532	693,308
Other noncurrent assets	172,184	161,113	141,459
Total assets	$8,310,056	$8,126,599	$8,225,916
Liabilities
Current maturities of long-term debt	$163	$150,602	$285,153
Trade payables and accruals	154,451	113,337	133,209
Other current liabilities	204,029	171,671	213,735
Liabilities of assets held for sale	-	801	-
Total current liabilities	358,643	436,411	632,097
Long-term debt	2,523,389	2,526,401	2,527,450
Noncurrent deferred income taxes	673,135	657,367	680,880
Deferred revenue	225,863	73,583	-
Other noncurrent liabilities	666,115	671,775	618,292
Total liabilities	4,447,145	4,365,537	4,458,719
Equity
Common stock, $1 par value	129,989	129,721	129,596
Capital in excess of par value	2,598,744	2,580,209	2,567,859
Retained earnings	1,288,054	1,276,649	1,274,465
Accumulated other comprehensive loss	(153,876)	(225,517)	(204,723)
Total equity	3,862,911	3,761,062	3,767,197
Total liabilities and equity	$8,310,056	$8,126,599	$8,225,916

Table C

Vulcan Materials Company

and Subsidiary Companies

	(Amounts in thousands)
	Nine Months Ended
Consolidated Statements of Cash Flows	September 30
(Condensed and unaudited)	2013	2012
Operating Activities
Net earnings (loss)	$15,300	$(56,076)
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation, depletion, accretion and amortization	230,877	253,391
Net gain on sale of property, plant & equipment and businesses	(48,597)	(31,886)
Proceeds from sale of future production, net of transaction costs	153,095	-
Contributions to pension plans	(3,535)	(3,379)
Share-based compensation	16,789	9,362
Deferred tax provision	(25,862)	(66,194)
Changes in assets and liabilities before initial
effects of business acquisitions and dispositions	(78,947)	(9,886)
Other, net	892	(1,573)
Net cash provided by operating activities	260,012	93,759
Investing Activities
Purchases of property, plant & equipment	(117,310)	(49,418)
Proceeds from sale of property, plant & equipment	14,974	28,930
Proceeds from sale of businesses, net of transaction costs	51,604	10,690
Payment for businesses acquired, net of acquired cash	(89,951)	-
Other, net	2	963
Net cash used for investing activities	(140,681)	(8,835)
Financing Activities
Proceeds from line of credit	156,000	-
Payment of current maturities of long-term debt & line of credit	(306,493)	(120)
Dividends paid	(3,890)	(3,885)
Proceeds from exercise of stock options	4,491	6,167
Other, net	896	201
Net cash provided by (used for) financing activities	(148,996)	2,363
Net increase (decrease) in cash and cash equivalents	(29,665)	87,287
Cash and cash equivalents at beginning of year	275,478	155,839
Cash and cash equivalents at end of period	$245,813	$243,126

Table D

Segment Financial Data and Unit Shipments

	(Amounts in thousands, except per unit data)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2013	2012	2013	2012
Total Revenues
Aggregates (a)
Segment revenues	$561,207	$491,158	$1,428,644	$1,317,923
Intersegment sales	(56,519)	(42,522)	(134,581)	(112,919)
Net sales	504,688	448,636	1,294,063	1,205,004
Concrete (b)
Segment revenues	129,751	108,651	349,934	303,285
Intersegment sales	-	-	-	-
Net sales	129,751	108,651	349,934	303,285
Asphalt Mix
Segment revenues	127,866	118,219	295,088	293,266
Intersegment sales	-	-	-	-
Net sales	127,866	118,219	295,088	293,266
Cement (c).
Segment revenues	25,129	22,727	71,641	63,569
Intersegment sales	(12,251)	(10,617)	(34,912)	(28,767)
Net sales	12,878	12,110	36,729	34,802
Totals
Net sales	775,183	687,616	1,975,814	1,836,357
Delivery revenues	38,385	41,245	114,649	122,522
Total revenues	$813,568	$728,861	$2,090,463	$1,958,879
Gross Profit
Aggregates	$149,789	$124,882	$301,695	$270,768
Concrete	(3,876)	(8,506)	(19,778)	(29,850)
Asphalt Mix	13,589	10,976	24,760	15,498
Cement	(519)	(429)	2,856	(1,596)
Total	$158,983	$126,923	$309,533	$254,820
Depreciation, Depletion, Accretion and Amortization
Aggregates	$56,749	$59,637	$169,235	$183,660
Concrete	8,379	10,488	24,539	32,105
Asphalt Mix	2,242	2,130	6,400	6,590
Cement	5,426	5,780	13,758	13,547
Other	5,524	6,073	16,945	17,489
Total	$78,320	$84,108	$230,877	$253,391
Unit Shipments
Aggregates customer tons (d)	39,433	36,390	101,651	99,556
Internal tons (e)	3,332	2,990	8,538	8,000
Aggregates - tons	42,765	39,380	110,189	107,556
Ready-mixed concrete - cubic yards	1,304	1,116	3,558	3,149
Asphalt Mix - tons	2,172	2,085	5,204	5,208
Cement customer tons	137	123	380	328
Internal tons (e)	147	136	415	367
Cement - tons	284	259	795	695
Average Unit Sales Price (including internal sales)
Aggregates (freight-adjusted) (f)	$10.89	$10.63	$10.79	$10.44
Ready-mixed concrete	$94.60	$93.18	$93.10	$92.47
Asphalt Mix	$55.63	$55.52	$54.80	$55.12
Cement	$81.68	$77.89	$82.46	$77.97

(a) Includes crushed stone, sand and gravel, sand, other aggregates, as well as transportation and service revenues associated with the aggregates business.

(b) Includes ready-mixed concrete, concrete block, precast concrete, as well as building materials purchased for resale.

(c) Includes cement and calcium products.

(d) Includes tons marketed and sold on behalf of a third-party pursuant to a volumetric production payment (VPP) agreement.

(e) Represents tons shipped primarily to our downstream operations (i.e., asphalt mix and ready-mixed concrete). Sales from internal shipments are eliminated in net sales presented above and in the accompanying Condensed Consolidated Statements of Earnings.

(f) Freight-adjusted sales price is calculated as total sales dollars less freight to remote distribution sites divided by total sales units excluding third-party

VPP tons.

Table E

1.   Supplemental Cash Flow Information

Supplemental information referable to the Condensed Consolidated Statements of Cash Flows is summarized below:

	(Amounts in thousands)
	Nine Months Ended
	September 30
	2013	2012
Cash Payments
Interest (exclusive of amount capitalized)	$102,137	$104,440
Income taxes	29,909	19,219
Noncash Investing and Financing Activities
Liabilities assumed in business acquisition	232	-
Accrued liabilities for purchases of property, plant & equipment	9,197	4,316

2.   Reconciliation of Non-GAAP Measures

Generally Accepted Accounting Principles (GAAP) does not define "free cash flow," "Aggregates segment cash gross profit," "Earnings Before Interest, Taxes, Depreciation and Amortization" (EBITDA) and "cash earnings."  Thus, free cash flow should not be considered as an alternative to net cash provided by operating activities or any other liquidity measure defined by GAAP.  Likewise, aggregates segment cash gross profit, EBITDA and cash earnings should not be considered as alternatives to earnings measures defined by GAAP.  We present these metrics for the convenience of investment professionals who use such metrics in their analyses, and for shareholders who need to understand the metrics we use to assess performance and to monitor our cash and liquidity positions.  The investment community often uses these metrics as indicators of a company's ability to incur and service debt.  We use free cash flow, Aggregates segment cash gross profit, EBITDA, cash earnings and other such measures to assess liquidity and the operating performance of our various business units and the consolidated company.  We do not use these metrics as a measure to allocate resources.  Additionally, we adjust EBITDA for certain items to provide a more consistent comparison of performance from period to period.  Reconciliations of these metrics to their nearest GAAP measures are presented below:

Free Cash Flow

Free cash flow deducts purchases of property, plant & equipment from net cash provided by operating activities.

	(Amounts in thousands)
	Nine Months Ended
	September 30
	2013	2012
Net cash provided by operating activities	$260,012	$93,759
Purchases of property, plant & equipment	(117,310)	(49,418)
Free cash flow	$142,702	$44,341

Aggregates Segment Cash Gross Profit

Aggregates segment cash gross profit adds back noncash charges for depreciation, depletion, accretion and amortization (DDA&A) to Aggregates segment gross profit.

	(Amounts in thousands)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2013	2012	2013	2012
Aggregates segment
Gross profit	$149,789	$124,882	$301,695	$270,768
DDA&A	56,749	59,637	169,235	183,660
Aggregates segment cash gross profit	$206,538	$184,519	$470,930	$454,428

Table F

Reconciliation of Non-GAAP Measures (Continued)

EBITDA, Cash Earnings and Adjusted EBITDA

EBITDA is an acronym for Earnings Before Interest, Taxes, Depreciation and Amortization.  Cash earnings adjusts EBITDA for net interest expense and current taxes.

	(Amounts in thousands)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2013	2012	2013	2012

Reconciliation of Net Earnings to EBITDA and Cash Earnings

Net earnings (loss)	$41,363	$14,260	$15,300	$(56,076)
Provision for (benefit from) income taxes	10,793	(10,992)	(21,874)	(67,138)
Interest expense, net	49,134	53,043	152,757	158,997
(Earnings) loss on discontinued operations, net of taxes	787	1,361	(4,640)	(2,338)
EBIT	102,077	57,672	141,543	33,445
Plus: Depreciation, depletion, accretion and amortization	78,320	84,108	230,877	253,391
EBITDA	$180,397	$141,780	$372,420	$286,836
Less: Interest expense, net	(49,134)	(53,043)	(152,757)	(158,997)
Current taxes	(5,687)	(4,244)	(2,270)	2,069
Cash earnings	$125,576	$84,493	$217,393	$129,908

Adjusted EBITDA and Adjusted EBIT
EBITDA	$180,397	$141,780	$372,420	$286,836
Gain on sale of real estate and businesses	(9,161)	-	(35,382)	(18,321)
Restructuring charges	-	3,056	1,509	9,018
Exchange offer costs	-	1,206	-	43,331
Adjusted EBITDA	$171,236	$146,042	$338,547	$320,864
Less: Depreciation, depletion, accretion and amortization	78,320	84,108	230,877	253,391
Adjusted EBIT	$92,916	$61,934	$107,670	$67,473

EBITDA Bridge	Three Months Ended	Nine Months Ended
(Amounts in millions)	September 30	September 30
2012 Actual EBITDA	$142	$287
Plus: Gain on sale of real estate and businesses	-	(18)
Restructuring charges	3	9
Exchange offer costs	1	43
2012 Adjusted EBITDA	146	321

Increase / (Decrease) due to
Aggregates: Volumes	21	16
Selling prices	11	39
Costs and other items	(11)	(38)
Concrete	3	2
Asphalt Mix	3	9
Cement	-	4
Selling, administrative and general expenses	-	(3)
Other	(2)	(12)
2013 Adjusted EBITDA	171	338

Plus: Gain on sale of real estate and businesses	9	35
Restructuring charges	-	(1)
2013 Actual EBITDA	$180	$372